EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



                We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-127818 on Form S-3 of our reports dated March 31, 2006, relating to the consolidated financial statements and financial statement schedule of Triarc Companies, Inc. (the "Company") and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 1, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


New York, New York
December 13, 2006